Exhibit 12
                                                               ----------

    UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Amounts In Thousands,  Except Ratios)
                               (Unaudited)



                                                         Nine Months
                                                     Ended September 30,
                                                 -------------------------
                                                     1997           1996
                                                 -----------     -----------
Earnings:

  Income from continuing operations. . . . . .   $  657,864      $  648,987

  Undistributed equity earnings                     (22,729)        (28,158)
                                                 -----------     -----------
      Total. . . . . . . . . . . . . . . . . .      635,135         620,829
                                                 -----------     -----------

  Income Taxes . . . . . . . . . . . . . . . .      387,902         326,636
                                                 -----------     -----------

Fixed Charges:

  Interest expense including amortization
      of debt premium  . . . . . . . . . . . .      288,703         292,127

  Portion of rentals representing an
      interest factor. . . . . . . . . . . . .      104,984          77,720
                                                 -----------     -----------

      Total Fixed Charges. . . . . . . . . . .      393,687         369,847
                                                 -----------     -----------

Earnings available for fixed charges . . . . .   $1,416,724      $1,317,312
                                                 ===========     ===========



Ratio of earnings to fixed charges (Note 8). .          3.6             3.6
                                                        ===             ===